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                                                        EXHIBIT 10.33

THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

<<  >>

CONFIDENTIAL TO:  <<  >>

In the Board of Directors meeting on << >>, the Board granted to you restricted stock under the Steelcase Inc. Incentive Compensation Plan.

This Agreement provides additional information regarding your rights under the Plan. If there is any inconsistency between this Agreement and the Plan, the Plan controls. Capitalized terms used in this Agreement are defined in the Plan.

OVERVIEW OF YOUR AWARD

1.       TYPE OF AWARD: Restricted Class A common stock, as authorized under
         Section 8.1 of the Plan ("Restricted Shares").

2.       NUMBER OF RESTRICTED SHARES GRANTED UNDER THIS AWARD: <<  >>

3.       GRANT DATE: << >>

4. VESTING OF AWARDS: Subject to the terms of the Plan, the Restricted Shares granted under this Award are subject to forfeiture until << >>, at which time they fully vest. Such Restricted Shares will become fully vested, however, if you die or become permanently and totally disabled while a member of the Board.

5.       FORFEITURE OF AWARDS.

         a. All unvested Restricted Shares will be forfeited if you cease to be a member of the Board for any reason other than death or total and permanent disability while a member of the Board. If you cannot stand for election solely because you have reached age 75, you will continue to be treated, after leaving the Board, as if you were an active Board member.

         b. If you engage in any Competition (as defined in the Plan and determined by the Board of Directors in their discretion): (i) you will forfeit any unvested Restricted Shares granted under this Award, and (ii) you must return to the Company the market value of the Restricted Shares, measured at the Grant Date without the restrictions, that were vested within 12 months prior to the date you engage in Competition.

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6.       CHANGE IN CONTROL. In the event of a Change in Control, all Restricted
         Shares granted under this Award will become immediately fully vested.

7. TRANSFER. Until fully vested, the Restricted Shares granted under this Award are not transferable and will be held in Certificate form by the Company.

8. TAXES. When your Restricted Shares vest, you will have taxable income. The Company will make the required tax reporting to you and the IRS. You should consult your tax advisor to determine if estimated tax payments are necessary, and if a "Section 83(b)" election to accelerate recognition of ordinary income, but based on current stock values, is in your best interest.

9. AMENDMENT. This Award may be amended or modified by the Administrative Committee as long as the amendment or modification does not materially adversely affect your Award.

If you have any questions regarding your Award, please contact << >>, Director, Compensation and Benefits, at << >>.

Sincerely,

James P. Hackett
President and CEO

Please acknowledge your agreement to participate in the Plan and this Agreement, and to abide by all of the governing terms and provisions, by signing the following representation. Your signed representation must be returned by << >> to:

Steelcase Inc.
Compensation Department
PO Box 1967
Grand Rapids  MI  49501-1967

AGREEMENT TO PARTICIPATE

By signing a copy of this Agreement and returning it I acknowledge that I have read the Plan, and that I fully understand all of my rights under the Plan, as well as all of the terms and conditions that may limit my rights under this Award.

Date:___________________                 Participant:__________________________
                                                       <<  >>
                                                       SSN: <<  >>